EXHIBIT 99.1	Contact:	David W. Brunton, Chief Financial Officer Neonode Inc (925) 355-7700 davidb@sbei.com

SBE and Neonode Announce Closing of Merger

SBE Changes Name to Neonode Inc.

SAN RAMON, CA - August 10, 2007 - Neonode Inc. (formerly known as SBE, Inc.) (NASDAQ: SBEI), today announced the completion of the previously announced merger of its wholly-owned subsidiary, Cold Winter Acquisition Corporation, with and into Neonode Inc., pursuant to which Neonode changed its name to “Cold Winter, Inc.” and became a wholly-owned subsidiary of the company. Following the closing of the merger transaction, the company was renamed “Neonode Inc.” The newly-combined company's headquarters will be in Stockholm, Sweden.

In conjunction with the close of the merger, the Company’s board of directors appointed Mikael Hagman the President and Chief Executive Officer and David W. Brunton the Vice President of Finance and Chief Financial Officer. The board also determined that a reverse spilt of the company’s common stock is not required at this time.

“We are pleased to announce the completion of the merger and becoming a Nasdaq listed company. The employees of Neonode are dedicated to expanding our business and enhancing value to our shareholders.” said Mikael Hagman, President and CEO. “We continue to work on finalizing agreements with several additional partners in the European market, as well as some other major markets, for distribution of our new mobile phone, the Neonode N2. In addition, we are evaluating opportunities to license our patented technologies to a number of companies.” continued Hagman.

The company issued approximately 20.4 million shares of its common stock in exchange for 5.8 million outstanding shares of the common stock and the assumption of outstanding options and warrants to purchase an additional 7.9 million shares of common stock. The company’s common stock is anticipated to start trading on the Nasdaq Capital Market on August 13, 2007 under the new ticker symbol “NEON.”

About Neonode

Neonode is a company that designs, develops and sells patented technologies and products focused on unique user experiences (UX). With offices in Stockholm, Sweden and San Ramon, California, Neonode Inc. is a publicly traded company (NASDAQ: NEON) with licenses and products sold worldwide through both direct web sales and local distribution partners. More information is available at www.neonode.com.

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about the trading of the company’s common stock on the Nasdaq Capital Market . Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the company’s ability to satisfy the initial listing requirements of the Nasdaq Capital Market and remain listed. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.